Exhibit 99.1

VIEWPOINT MOLECULAR TARGETING, INC.

FINANCIAL STATEMENTS

For the Years Ended December 31, 2022 and 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Viewpoint Molecular Targeting, Inc.

Coralville, Iowa 52241

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Viewpoint Molecular Targeting, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company incurred a net loss and used cash in operations during the year ended December 31, 2022, and the Company had a stockholders’ deficit at December 31, 2022. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 14, 2023

Viewpoint Molecular Targeting, Inc.

Balance Sheets

	December 31,	December 31,
	2022	2021
ASSETS

Current Assets:
Cash and cash equivalents	$3,922,091	$5,736,282
Grants and other receivable	37,118	376,106
Advances on research and development contract services	333,830	-
Prepaid expenses, other	209,831	111,097
Total Current Assets	4,502,870	6,223,485

Non-Current Assets:
Property, equipment, and leasehold improvements, net	5,118,366	1,185,040
Right of use asset, net	15,436	74,921
Deposits	315,123	2,150
Total Non-Current Assets	5,448,925	1,262,111
Total Assets	$9,951,795	$7,485,596

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued expenses	$4,524,248	$1,549,427
Lease liability, current	15,436	60,382
Note payable, Isoray	6,000,000	-
Other notes payable, current	89,083	38,719
Convertible debt, current	5,080,000	-
Derivative liability	1,475,000	-
Total Current Liabilities	17,183,767	1,648,528
Non-Current Liabilities:
Lease liability, non-current	-	14,539
Note payable, long-term	1,725,156	42,989
Total Liabilities	18,908,923	1,706,056

Stockholders' Equity (Deficit):
Common stock - Par value $0.0001 per share; 100,000,000 shares authorized at December 31, 2022 and 2021; 35,503,042 and 35,082,821 shares issued and outstanding, respectively, at December 31, 2022 and December 31, 2021	3,551	3,509
Additional paid-in capital	16,609,690	15,454,856
Accumulated deficit	(25,570,369)	(9,678,825)
Total Stockholders' Equity (Deficit)	(8,957,128)	5,779,540
Total Liabilities and Stockholders' Equity (Deficit)	$9,951,795	$7,485,596

See accompanying notes to financial statements

Viewpoint Molecular Targeting, Inc.

Statements of Operations

	Year Ended 12/31/22	Year Ended 12/31/21

Grant revenues, net	$1,528,584	$2,827,959

Research and development expenses	9,898,845	5,334,008
General & administrative expenses	6,631,877	5,826,341
Loss on impairment of intangible asset	-	249,196

Loss from operations	(15,002,138)	(8,581,586)

Other:
Interest income	10,674	28,264
Other income	22,607	29,253
Debt extinguishment (cost) gain	(317,494)	54,100
Interest expense	(605,194)	(4,743)
Total other	(889,407)	106,874

Net loss	(15,891,545)	(8,474,712)

Basic and diluted weighted average shares outstanding	35,221,792	34,108,931

Loss per share - basic and diluted	$(0.45)	$(0.25)

See accompanying notes to financial statements

Viewpoint Molecular Targeting, Inc.

Statements of Changes in Stockholders' Equity (Deficit)

			Additional
	Common Stock		Paid In	Subscriptions	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total

Balance, January 1, 2021	33,282,219	$3,329	$13,624,567	$(2,081,300)	$(1,204,113)	$10,342,483

Collection of subscription receivable			(8,303)	2,081,300		2,072,997
Consultants restricted stock vested	1,775,602	178	1,473,572			1,473,750
Common stock issued for exercised options	25,000	2	11,498			11,500
Stock-based compensation			353,522			353,522
Net loss					(8,474,712)	(8,474,712)
Balance, December 31, 2021	35,082,821	$3,509	$15,454,856	$-	$(9,678,825)	$5,779,540

Balance, January 1, 2022	35,082,821	$3,509	$15,454,856	$-	$(9,678,825)	$5,779,540

Consultants restricted stock vested	155,121	16	128,734			128,750
Stock-based compensation			738,126			738,126
Stock issued for license agreement, net	265,100	26	220,007			220,033
Fair value of shares given by shareholders to a vendor			67,967			67,967
Net loss					(15,891,545)	(15,891,545)
Balance, December 31, 2022	35,503,042	$3,551	$16,609,690	$-	$(25,570,369)	$(8,957,128)

See accompanying notes to financial statements

Viewpoint Molecular Targeting, Inc.

Statements of Cash Flows

	Year Ended	Year Ended
	12/31/22	12/31/21
Cash flows from operating activities:
Net loss	$(15,891,545)	$(8,474,712)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	392,975	136,869
Amortization	-	38,338
Amortization of right of use asset	59,485	32,253
Stock-based compensation	738,126	353,522
Stock issued for license agreement	288,000	-
Accreted interest on convertible debt	95,006	-
Amortization of debt discount	242,500	-
Consultants restricted stock vested	128,750	1,473,750
Debt extinguishment cost (gain)	317,494	(54,100)
Impairment Loss - Intangible Asset	-	249,196
Changes in assets and liabilities:
Accounts receivable and unbilled receivables	313,738	(343,552)
Deposits	(312,973)	(2,150)
Advances on research and development contract services	(333,830)	(79,865)
Prepaid expenses, other	(73,484)
Accounts payable and accrued expenses	2,974,820	937,122
Lease liabilities	(59,485)	(32,253)
Net cash used in operating activities	(11,120,423)	(5,765,582)

Cash flows from investing activities:
Purchase of property and equipment	(2,555,049)	(1,115,617)
Net cash used in investing activities	(2,555,049)	(1,115,617)

Cash flows from financing activities:
Proceeds from notes payable	11,900,000	-
Repayments of notes payable	(38,719)	(27,320)
Proceeds from issuances of common stock, net	-	2,084,497
Net cash provided by financing activities	11,861,281	2,057,177

Increase in cash	(1,814,191)	(4,824,022)

Cash, beginning balance	5,736,282	10,560,304

Cash, ending balance	$3,922,091	$5,736,282

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,910	$5,546

Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Initial recognition of right-of-use asset and lease liability	$-	$107,174

Loan obtained for acquisition of property	$1,771,250	$-

Derivative liability recorded as debt discount on issuance of convertible notes payable	$1,062,500	$-

See accompanying notes to financial statements

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Note 1 - Nature of the Business and Basis of Presentation

Nature of the Business

Viewpoint Molecular Targeting, Inc. (the Company) is a radiopharmaceutical company developing precision oncology therapeutics and complementary diagnostic imaging agents. Substantially all of the Company’s revenue is grants from the National Institutes of Health (“NIH”).

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business. As reflected in the financial statements, the Company has incurred recurring losses since its inception. During the year ended December 31, 2022, the Company incurred a net loss of $15,891,545, used cash in operations of $11,120,423, and has stockholders deficit of $8,957,128 as of that date. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its strategies. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At December 31, 2022, the Company had cash on hand in the amount of $3,922,091. The Company believes these funds will sustain operations through April 2023. The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. Since inception, the Company has funded its operations primarily from the receipts of grants from the NIH, and through equity and debt financings and it expects to continue to rely on these sources of capital in the future.

No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity financing.

Impact of the COVID-19 Pandemic

The worldwide COVID-19 pandemic has caused many governments to implement measures to slow the spread of the outbreak through quarantines, travel restrictions, heightened border security and other measures. The impact of this pandemic has been, and will likely continue to be, extensive in many aspects of society, which has resulted, and will likely continue to result, in significant disruptions to the global economy as well as businesses and capital markets around the world. The future progression of the pandemic and its effects on the Company’s business and operations are uncertain.

In response to public health directives and orders and to help minimize the risk of the virus to employees, the Company has taken precautionary measures, including implementing work-from-home policies for certain employees. The impact of the virus and variants thereof, including work-from-home policies, may negatively impact productivity, disrupt the Company’s business, and delay its preclinical research and clinical trial activities and its development program timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on the Company’s ability to conduct its business in the ordinary course.

The Company is monitoring the potential impact of the COVID-19 pandemic, including variants thereof, on its business and financial statements. To date, the Company has not incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these financial statements.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Note 2 - Significant Accounting Policies

A summary of the Company’s significant accounting policies follows:

Accounting estimates: The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant estimates are used in the valuation of reserves for recorded receivables, accruals for potential liabilities, valuations of stock-based compensation, and realization of deferred tax assets, among others. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all instruments purchased with a maturity of 3 months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times, may exceed the insurance limits of the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts.

Grants receivable: Grants receivable is comprised of unbilled amounts due from various grants from the National Institutes of Health ("NIH") for costs incurred prior to the period end under reimbursement contracts. All amounts are readily available for draw from the Federal Government Payment Management System and, accordingly, no allowance for doubtful amounts has been established. If amounts become uncollectible, they are charged to operations.

Equipment: Property and equipment are recorded at cost, less accumulated depreciation and amortization. Property and equipment is depreciated over the estimated useful life of the asset or the term of the lease using the straight-line method, whichever is shorter. Maintenance and repairs are charged to expense as incurred. At the time depreciable property is retired or otherwise disposed of, the related cost and accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is reflected in operations. The Company has determined the estimated useful lives of its property and equipment, as follows:

Years
Land Improvements	20
Buildings	40
Lab equipment	5-10
Office equipment	3-5

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the years ended December 31, 2022 and 2021, the Company did not recognize any impairments for its property and equipment.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The amount of unrecognized tax benefits is adjusted as appropriate for changes in facts and circumstances, such as significant amendments to existing tax laws, new regulations or interpretations by the taxing authorities, new information obtained during a tax examination, or resolution of an examination.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Research and Development Costs: Research and development expenses are expensed as incurred. Research and development expenses consist of costs incurred to discover, research and develop drug candidates, including compensation-related expenses for research and development personnel, including stock-based compensation expense, preclinical and clinical activities, costs of manufacturing, overhead expenses including facilities and laboratory expenses, materials and supplies, amounts paid to consultants and outside service providers, and depreciation and amortization.

Obligations incurred with respect to mandatory scheduled payments under agreements with milestone provisions are recognized as charges to research and development costs in the Company’s statement of operations based on the achievement of such milestones, as specified in the respective agreement. Obligations incurred with respect to mandatory scheduled payments under agreements without milestone provisions are accounted for when due, are recognized ratably over the appropriate period, as specified in the respective agreement, and are recorded as liabilities in the Company’s balance sheet, with a corresponding charge to research and development costs in the Company’s statement of operations.

Payments made pursuant to contracts are initially recorded as prepaid expenses, R & D in the Company’s balance sheet and are then charged to research and development costs in the Company’s statement of operations as those contract services are performed. Expenses incurred under contracts in excess of amounts advanced are recorded as research and development contract liabilities in the Company’s balance sheet, with a corresponding charge to research and development costs in the Company’s statement of operations. The Company reviews the status of its various research and development contracts on a quarterly basis.

Stock-based compensation: The Company periodically issues stock options to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. The Company recognizes the fair value of stock-based compensation within its Statements of Operations with classification depending on the nature of the services rendered.

The fair value of each option grant is estimated using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies within the biotechnology industry with characteristics similar to the Company. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

During the years ended December 31, 2022 and 2021, common shares of the Company were not publicly traded. As such, during the period, the Company estimated the fair value of common stock using an appropriate valuation methodology, in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, guideline public company information, the prices at which the Company sold its common stock to third parties in arms’ length transactions, the rights, and preferences of securities senior to the Company’s common stock at the time, and the likelihood of achieving a liquidity event such as an initial public offering or sale. Significant changes to the assumptions used in the valuations could result in different fair values of stock options at each valuation date, as applicable.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Revenue recognition: The Company’s only source of revenue is federal grants. Grant revenue is recognized for the period that the research and development services occur, as qualifying expenses are incurred or conditions of the grants are met. We concluded that payments received under these grants represent conditional, nonreciprocal contributions, as described in ASC 958, Not-for-Profit Entities, and that the grants are not within the scope of ASC 606, Revenue from Contracts with Customers, as the organizations providing the grants do not meet the definition of a customer. Expenses for grants are tracked by using a project code specific to the grant, and the employees also track hours worked by using the project code.

The Company assessed the following federal grants in accordance with Topic 958 and concluded that all represent conditional non-exchange transactions:

			Revenue Recorded During the Years Ended
			December 31,	December 31,
Federal Award Date	Budget Period	Amount	2022	2021
9/20/2019	09/20/2019 - 08/31/2020	$958,108	$79,741	$-
8/21/2020	09/01/2020 - 08/31/2021	$1,023,920	-	526,767
9/7/2020	09/07/2020 - 08/31/2021	$999,883	-	607,532
9/15/2020	09/15/2020 - 08/31/2021	$997,658	-	767,548
8/3/2021	09/01/2021 - 08/31/2022	$999,883	505,603	494,280
8/4/2021	09/01/2021 - 08/31/2022	$998,648	617,189	381,459
6/29/2022	07/01/2022 - 06/31/2023	$976,668	185,216	-
8/4/2022	08/04/2022 - 07/31/2023	$990,225	140,835	-
Other grants			-	50,373
Total			$1,528,584	$2,827,959

In September 2019, the Company received a Phase II federal SBIR grant of $958,108 (the “NIH Phase II Grant”) from the National Institutes of Health (the “NIH”). The funds are to be used for a cross over biodistribution study of [203Pb]VMT01 for single photon emission computed tomography (SPECT) and [Ga-68]VMT02 for positron emission tomography (PET) imaging of stage 4 melanoma. The grant funds will be received by the Company in the form of periodic cost reimbursements as the underlying research and development activities are performed. Revenue recognized under the NIH Phase II Grant was $79,741 and $0 during the years ended December 31, 2022 and 2021, respectively.

In August 2020, following the satisfactory progress during the initial 12-month term of the above NIH Phase II Grant, the Company was awarded additional funding of $1,023,920 from the NIH. Revenue recognized under the additional funding was $526,767 during the year ended December 31, 2021.

In September 2020, the Company received a federal grant (Phase II SBIR) of $999,883 from the NIH. The grant supports the development of GMP peptide manufacturing, pharmacology/toxicology, and scaled radionuclide production and validation of Pb-212 receptor targeted alpha-particle therapy clinical trials for metastatic melanoma. The funds will be received by the Company in the form of periodic cost reimbursements as the underlying research and development activities are performed. Revenue recognized under this grant was $607,532 during the year ended December 31, 2021

In September 2020, the Company received a federal grant of approximately $997,658 from the NIH. The grant supports preclinical pharmacology, toxicology, biodistribution, dosimetry and radionuclide production and CMC validation of Pb-212 receptor targeted alpha-particle therapy for neuroendocrine tumors. The funds will be received by the Company in the form of periodic cost reimbursements as the underlying research and development activities are performed. Revenue recognized under this grant was $767,548 during the year ended December 31, 2021. No further amounts are due under this grant.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

In August 2021, following the satisfactory progress during the initial 12-month term of the above metastatic melanoma grant, the Company was awarded additional funding of approximately $999,883 from the NIH. Revenue recognized under the additional funding was $505,603 and $494,280 during the years ended December 31, 2022 and 2021, respectively.

In August 2021, following the satisfactory progress during the initial 12-month term of the above neuroendocrine tumor grant, the Company was awarded additional funding of approximately $998,648 from the NIH. Revenue recognized under the additional funding was $617,189 and $381,459 during the years ended December 31, 2022 and 2021, respectively.

In June 2022, the Company was awarded a grant in the amount of $976,668 (the “NIH SBIR Grant”) from the National Institutes of Health (the “NIH”). The funds are to be used for combining receptor-targeted alpha particle therapy and immunotherapy to achieve complete responses in metastatic melanoma. Revenue recognized under the additional funding was $185,216 and $0 during the years ended December 31, 2022 and 2021, respectively.

In August 2022, the Company was awarded an additional grant in the amount of $990,225 from the NIH. The funds are to be used for image-guided dosimetry-based alpha particle therapy for neuroblastoma. Revenue recognized under the additional funding was $140,835 and $0 during the years ended December 31, 2022 and 2021, respectively.

Net Loss per Common Share: Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of stock options and warrants and conversion of convertible debt that are not deemed to be anti-dilutive. The dilutive effect of the outstanding stock options and warrants is computed using the treasury stock method.

At December 31, 2022, diluted net loss per share did not include the effect of 1,070,443 shares of Common Stock issuable upon the exercise of outstanding warrants; 1,750,000 shares of restricted stock not yet vested; and 7,668,100 shares of Common Stock issuable upon the exercise of outstanding options as their effect would be antidilutive during the periods prior to conversion.

At December 31, 2021, diluted net loss per share did not include the effect of 1,070,443 shares of Common Stock issuable upon the exercise of outstanding warrants; 1,905,121 shares of restricted stock not yet vested; and 3,030,000 shares of Common Stock issuable upon the exercise of outstanding options as their effect would be antidilutive during the periods prior to conversion.

Advertising: The Company follows the policy of recognizing advertising and promotion expenses as incurred. Advertising expenses for the years ended December 31, 2022 and 2021 were $57,964 and $225,933, respectively.

Leases: The Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the balance sheet as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Fair Value of Financial Instruments: Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. GAAP establishes a hierarchical disclosure framework that prioritizes and ranks the level of observability of inputs used in measuring fair value. The Company uses a fair value hierarchy with three levels of inputs, of which the first two are considered observable and the last unobservable, to measure fair value:

• Level 1 — Quoted prices in active markets for identical assets or liabilities.

• Level 2 — Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

• Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, grants receivable, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments. The carrying values of notes payable and operating lease obligations approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

The Company accounts for its derivative liability as Level 3 inputs.

Derivative Financial Instrument: The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The Company evaluates embedded conversion features within its convertible debt to determine whether the embedded conversion features should be bifurcated from the host instrument and accounted for as a derivative. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.

Recent Accounting Pronouncements: In August 2020, the FASB issued accounting pronouncement (ASU 2020-06) related to the measurement and disclosure requirements for convertible instruments and contracts in an entity’s own equity. The pronouncement simplifies and adds disclosure requirements for the accounting and measurement of convertible instruments and the settlement assessment for contracts in an entity’s own equity. As a smaller reporting company, as defined by the U.S. Securities and Exchange Commission (the “SEC”), this pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2023. This ASU, which the Company adopted in 2020, did not have a material effect on the Company’s financial statements.

In September 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning January 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Note 3 - Property, Equipment and Leasehold Improvements

As of December 31, 2022 and 2021, property, equipment and leasehold improvements consisted of the following:

	December 31,	December 31,
	2022	2021
Land	$629,034	$-
Land Improvements	288,000	-
Building	1,775,308	-
Lab Equipment	2,441,158	836,433
Research and Development Equipment	107,608	107,608
Warehouse Equipment	11,710	-
Computer Hardware	147,864	100,425
Office Furniture & Fixtures	99,465	55,110
Leasehold Improvements	192,130	34,640
Construction in Progress	50,107	281,868
Total property, plant and equipment	5,742,384	1,416,084
Less accumulated depreciation	(624,018)	(231,044)
Property, plant and equipment, net	$5,118,366	$1,185,040

Depreciation expense for the years ended December 31, 2022 and 2021 was $395,442 and $136,869, respectively.

For the year ended December 31, 2022, $345,925 of depreciation is included in research and development (“R&D”) expenses and $49,517 of depreciation is included in general and administrative (“G&A”) expenses.

For the year ended December 31, 2021, $112,068 of depreciation is included in research and development (“R&D”) expenses and $24,800 of depreciation is included in general and administrative (“G&A”) expenses.

Note 4 - Accounts Payable and Accrued Expenses

As of December 31, 2022 and 2021, accounts payable and accrued expenses consisted of the following:

	December 31,	December 31,
	2022	2021
Trade payables	$1,815,093	$418,353
Accrued expenses	504,375	523,955
Accrued payroll	1,939,977	606,916
Accrued interest	264,803	203
Total accounts payable and accrued expenses	$4,524,248	$1,549,427

Note 5 - Leases

The Company leases its office and research facilities under operating leases which are subject to various rent provisions expiring at various dates through 2023.

The Company adopted ASC 842, Leases, on January 1, 2021. As of December 31, 2022 and 2021, a right of use asset and a corresponding lease liability of $15,436 and $74,921, respectively, was recognized on the balance sheet based upon the present value of the future base payments discounted at a 6% discount rate using the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and amount equal to the lease payments in a similar economic environment as the lease does not provide an implicit discount rate. The weighted average remaining term and discount rate as of December 31, 2022 was 0.25 years and 6%, respectively.

For the years ended December 31, 2022 and 2021, lease expense amounted to $191,893 and $96,198, respectively, and is included in General & administrative expenses.

The future operating lease liability included on the balance sheet as of December 31, 2022 was $15,436 which amount is due during the current year.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Note 6 - Notes Payable

Notes payable as of December 31, 2022 and 2021 is as follows:

	December 31,	December 31,
	2022	2021
Note payable (a)	$-	$695
Note payable (b)	42,989	81,013
Note payable (c)	1,771,250	-
	$1,814,239	$81,708
Less: current portion	(89,083)	(38,719)
Notes payable – long-term portion	$1,725,156	$42,989

Maturities of notes payable as of December 31, 2022 are as follows:

Years ending December 31:
2023	$89,083
2024	48,743
2025	52,180
2026	55,528
2027	1,568,705

a)

In 2016, the Company entered in a promissory note agreement with Iowa Economic Development Authority (IEDA) for $25,000 at 0% interest rate due on October 16, 2021. The promissory note is payable in 36 monthly payments of $694 beginning on the first day of the 25th month from the award date, which is on October 1, 2018. The loan was granted as a form of financial assistance to the Company from IEDA. Any outstanding balance becomes due in a lump sum accruing 3% interest should certain events occur in accordance with the agreement. Outstanding loan was $0 and $695 as of December 31, 2022 and 2021.

b)

On July 19, 2019, the Company entered in a promissory note agreement with IEDA for $100,000 at 3% interest rate to be paid over 36 monthly payments of $3,328 beginning on the first day of the first month following the Company closing on a $1 million equity round. Final payment may vary depending upon date payments commence and are received. The loan was ganted as a form of financial assistance to the Company from IEDA. Outstanding loan was $42,989 and $81,013 as of December 31, 2022 and 2021.

c)

On December 29, 2022, the Company obtained a promissory note in the amount of $1,771,250 for the purpose of purchasing land and a building in Coralville, Iowa. The note bears interest at 6.15% per annum. The note requires monthly principal and interest payments of $12,936 beginning on January 29, 2023, and one irregular last payment of $1,522,549 due on December 29, 2027. For the year ended December 31, 2022, the Company recorded no interest or principal payments.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Note 7 - Convertible Notes Payable

During the period from January to August 9, 2022, the Company entered into unsecured note purchase agreement to otherwise unaffiliated third-party investors in the aggregate amount of $1,650,000. All notes issued bear interest at 6% and will automatically convert into shares of the Company’s equity securities including interest upon a qualified equity financing greater than $10,000,000. If such financing does not occur prior to the December 31, 2023 maturity date, the principal and unpaid accrued interest may be converted into shares of the Company’s equity securities at the option of the holders of the convertible notes. The conversion price will be 80% of the per share price paid by the investor at a qualified event. These convertible notes were initially treated as share settlement debt and the Company accreted the value of the convertible notes to their expected conversion into equity. As of August 22, 2022, the carrying value of the notes including accretion was $1,745,006.

On August 23, 2022, the Company amended the note purchase agreement to include a conversion feature as follows: In the event that a Change of Control is consummated prior to repayment or conversion of the notes, the investors may elect to (a) declare the notes shall become due and payable immediately prior to the Change of Control and receive in payment thereof an amount equal to the outstanding principal plus all accrued but unpaid interest or (b) convert the outstanding principal amount of, and all accrued but unpaid interest into shares of Common Stock at a conversion price equal to the lower of $1.05 per share or 80% of the price per share paid to holders of the Company’s Common Stock.

As a result of the amendment having a fixed and variable share settlement feature, the Company recorded the debt host at face value and the variable conversion feature as a derivative liability at 25% valued at $412,500. The difference in carrying value of the original note and the amended notes issued before August 23, 2022 was recorded as loss on extinguishment of $317,494.

During the period from September to December 2022, the Company entered into additional note purchase agreements with unaffiliated third-party investors in the aggregate amount of $4,250,000. The notes are convertible at the lower of $1.05 per share or 80% of the price per share paid to holders of the Company’s Common Stock in the event of a Change of Control. The Company recorded the debt host at face value and the variable conversion feature as a derivative liability valued at $1,062,500 with a corresponding debit to debt discount. The debt discount is being amortized to interest expense over the term of the note. As of December 31, 2022, the amortization of debt discount was $242,500.

As of December 31, 2022, outstanding balance of the notes issued were $5,900,000 and the unamortized debt discount was $820,000.

The following table sets forth a summary of the changes in the estimated fair value of the derivative liability during the years ended December 31, 2022 and 2021:

	December 31,	December 31,
	2022	2021
Beginning balance	$-	$-
Recognition of derivative liability	1,475,000	-
Change in fair value	-	-
Extinguishment	-	-
Ending balance	$1,475,000	$-

Note 8 – Note Payable, Isoray

On November 18, 2022, the Company obtained a promissory note and security agreement with Isoray, Inc. in conjunction with its Agreement and Plan of Merger (see Note 15) which allows for advances of the Loan up to $6,000,000 in accordance with the “Budget” provided by the Company. The note bears interest at 15% per annum and requires first-priority security interest in all the Company’s present and after-acquired personal property. The principal amount and all accrued interest is due and payable on December 31, 2023. For the year ended December 31, 2022 the Company had advances in the amount of $6,000,000 and accrued interest of $108,902.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Note 9 - US Small Business Administration Loan Payable

During the year ended December 31, 2020, the Company entered into a loan agreement for $54,100 with Midwest One Bank pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act. The loan is unsecured, accrues interest at 1.0%, is due on April 23, 2022, and is guaranteed by the United States Small Business Administration (SBA). Beginning in November 2021, the Company is required to make monthly interest payments and all principal and unpaid interest is due in April 2022. If the Company meets certain criteria as defined in the agreement, the loan may be forgiven at which time the Company would recognize a gain on extinguishment of debt. During the year ended December 31, 2021, the Company received notification from the SBA that its loan payable had been forgiven and the Company recognized a gain on debt forgiveness in the amount of $54,100. At December 31, 2021, no amount was due under the agreement.

Note 10 - Warrants

In the year ended December 31, 2020, in connection with the closing of the November 2020 Private Offering, the Company issued placement agent warrants to purchase an aggregate of 1,070,443 shares of Common Stock. These placement agent warrants were issued between November 24, 2020 and December 31, 2020, vested immediately, are exercisable at $0.83 per share, and expire seven years from issuance.

Warrant transactions for the years ending December 31, 2022 and 2021 were as follows:

		Exercise	Weighted
		Price Per	Average
	Warrants	Share	Exercise Price

Warrants outstanding and exercisable at January 1, 2021	1,070,443	$0.83	$0.83

Granted during the period	-	-	-
Expired during the period	-	-	-
Exercised during the period	-	-	-
Warrants outstanding and exercisable at December 31, 2021	1,070,443	$0.83	$0.83

Warrants outstanding and exercisable at January 1, 2022	1,070,443	$0.83	$0.83

Granted during the period	-	-	-
Expired during the period	-	-	-
Exercised during the period	-	-	-
Warrants outstanding and exercisable at December 31, 2022	1,070,443	$0.83	$0.83

Warrants exercisable at December 31, 2022 were as follows:

	Number of	Weighted Average	Weighted
	Shares Under	Remaining Contract	Average
Exercise Price	Warrants	Life in Years	Exercise Price
$0.83	1,070,443	4.94	$0.83
Total	1,070,443	4.94	$0.83

As of December 31, 2022, the outstanding and exercisable warrants have no aggregate intrinsic value. The aggregate intrinsic value was calculated as the difference between the share price as of December 31, 2022, which was $0.83, and the exercise price of the Company’s warrants to purchase common stock.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Note 11 - Stock-Based Compensation

During the year ended December 31, 2022, the Company issued an aggregate of 265,100 shares of its common stock with a fair value of $220,033, to a third party in accordance with a license agreement.  These shares of common stock were valued based on the fair value of the Company’s common stock on the date of the issuance.

During the year ended December 31, 2022, certain officers of the Company contributed 81,888 of their shares of the Company’s common stock to the third party in accordance with the license agreement. These shares of common stock were valued at $67,697 based on the fair value of the Company’s common stock on the date of the issuance, and such amount was recorded as a capital contribution.

Stock Options

The Company’s 2018 Equity Incentive Plan (the Plan), authorizes 8,000,000 options of common stock (Options) to employees, executives, or directors from time to time, as determined by the Board. In consideration of the services to be performed by the employee, executive, or director, the Company issues awards upon the terms and conditions set forth in the Plan. Options granted vest over a period ranging from three to four years from the date of grant, provided that the recipient remains continuously and actively employed with the Company through the vesting dates. The options expire ranging from five and a half to seven years after the grant date and may be exercised at any time desired by the recipient after vesting. Upon termination of an option holder, vested options must be exercised within a contractually specified time period or they will be forfeited.

As required by the Financial Accounting Standards Board (FASB), the Company estimated the fair value of the stock option grants under the Black-Scholes valuation model and the straight-line attribution approach with the following assumptions during the years ended December 31, 2022 and 2021:

	December 31, 2022			December 31, 2021
Stock price			$0.83			$0.83
Contractual term (in years)			7	1	-	4
Volatility			70%	70%	-	72%
Risk-free interest rate	1.20%	-	2.81%	0.10%	-	0.73%
Dividend yield			0%			0%

The Company does not expect to declare dividends. As a privately held company without actively traded securities to assist in determining a rate of volatility, the Company selected similar entities in the industry. The risk-free interest rate is based on the U.S. Treasury bill rate in effect at the date of grant.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

A summary of option activity under the Plan as of December 31, 2022 and 2021, and changes during the years then ended, is presented below:

	Number	Average	Remaining Contract
	of Shares	Exercise Price	Life in Years

Stock options outstanding at January 1, 2021	1,025,000	$0.50	5.51

Granted during the period	2,030,000	$0.83	6.98
Expired during the period	-	-	-
Exercised during the period	(25,000)	$0.46	6.00
Stock options outstanding at December 31, 2021	3,030,000	$0.72	5.70

Stock options outstanding at January 1, 2022	3,030,000	$0.72	5.70

Granted during the period	4,663,100	$0.40	7.00
Expired during the period	-	-	-
Cancelled during the period	(25,000)	$0.74	6.67
Exercised during the period	-	-	-
Stock options outstanding at December 31, 2022	7,668,100	$0.49	5.62

During the years ended December 31, 2022 and 2021, the Company granted options to purchase 4,663,100 and 2,030,000 shares of common stock, respectively. The fair value of the shares granted were $3,040,999 and $1,112,811 during the years ended December 31, 2022 and 2021, respectively. During the years ended December 31, 2022 and 2021, 1,267,802 and 743,750 shares vested, respectively and the Company recognized stock compensation of $738,126 and $353,522 during the years ended December 31, 2022 and 2021, respectively, pertaining to the vesting of the options. At December 31, 2022, there was $3,209,531 of unrecognized compensation expense that is expected to be recognized over 2.59 years.

During the year ended December 31, 2022, 25,000 options were canceled. During the year ended December 31, 2021, the Company issued 25,000 shares of common stock upon the exercise of underlying options, resulting in net proceeds to the Company of $11,500.

The aggregate intrinsic value of options outstanding and of options vested and exercisable at December 31, 2022 was $203,500, in each case based on the fair value of the Company’s common stock on December 31, 2022.

Restricted Common Stock

The following table summarizes restricted stock activity during the years ended December 31, 2022 and 2021:

			Weighted
			Average
	Number of		Grant Date
	Shares	Fair Value	Fair Value
Non-vested, December 31, 2020	3,500,000	$2,905,000	$0.83
Granted	180,723	$150,000	$0.83
Vested	(1,775,602)	(1,473,750)	$0.83
Forfeited	-	-	-
Non-vested, December 31, 2021	1,905,121	$1,581,250	$0.83
Granted	-	-	-
Vested	(155,121)	(128,750)	0.83
Forfeited	-	-	-
Non-vested, December 31, 2022	1,750,000	$1,452,500	$0.83

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

During the year ended December 31, 2021, the Company granted 180,723 restricted common stock to a consultant. The shares vest over one year. The fair value of the stock awards was $150,000 based on the market price of the Company’s common stock which was $0.83 per share on the date of grant and is amortized as shares vest.

The total fair value of restricted common stock vesting during the year ended December 31, 2022 and 2021 was $128,750 and $1,473,750 respectively, and is included in general and administrative expenses in the accompanying statements of operations. As of December 31, 2022, the amount of unvested compensation related to issuances of restricted common stock was $1,452,500, which will be recognized as an expense in future periods as the shares vest. When calculating basic loss per share, these shares are included in weighted average common shares outstanding from the time they vest. When calculating diluted net income per share, these shares are included in weighted average common shares outstanding as of their grant date.

Note 12 - Related Party Transactions

The Company incurred consulting expenses in the aggregate of $22,289 and $101,362 for the years ended December 31, 2022 and 2021, respectively, from entities owned by certain members of the Company’s board of directors.

As discussed in Note 11, certain officers of the Company contributed 81,888 of their shares of the Company’s common stock to the third party in accordance with the license agreement. These shares of common stock were valued at $67,697 based on the fair value of the Company’s common stock on the date of the issuance, and such amount was treated as a capital contribution.

Note 13 - Agreements

Frances Johnson Employment Agreement

On April 27, 2020 (the “Effective Date”), the Company entered into an employment agreement with its Chief Medical Officer, Dr. Frances L. Johnson.

The term of the employment agreement commenced on the Effective Date and continues unless terminated by the Company, upon the executive’s death, disability, with or without Cause, as defined under the employment agreement, or by the executive without Cause or for Good reason, as defined under the employment agreement. If the Company terminates Dr. Johnson’s employment without Cause, or Dr. Johnson terminates for Good Reason, the Company shall pay to Dr. Johnson twelve (12) months of her base salary as severance.

The employment agreement provides for an annual base salary of $192,300 for the 2020 calendar year, which shall increase by $32,700 upon the closing of an initial capital raise of $5,000,000. In addition, Dr. Johnson shall be eligible to receive the following cash bonuses: (i) 1.5% of SBIR funds awarded to the Company during the term of Dr. Johnson’s employment and before the term from January 1, 2018 to the Effective Date, and (ii) an annual milestone performance bonus as mutually agreed upon by Dr. Johnson and the board of directors, beginning with the 2021 calendar year. On March 1, 2021, Dr. Johnson’s annual base salary increased to $300,000.

Michael Schultz Employment Agreement

On April 27, 2020 (the “Effective Date”), the Company entered into an employment agreement with its Chief Science Officer, Dr. Michael K. Schultz. The term of the employment agreement commenced on the Effective Date and continues unless terminated by the Company, upon the executive’s death, disability, with or without Cause, as defined under the employment agreement, or by the executive without Cause or for Good reason, as defined under the employment agreement. If the Company terminates Dr. Schultz’s employment without Cause, or Dr. Schultz terminates for Good Reason, the Company shall pay to Dr. Schultz 24 months of his base salary as severance.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

The employment agreement provides for an annual base salary of $192,300 for the 2020 calendar year, which shall increase by $32,700 upon the closing of an initial capital raise of $5,000,000. In addition, Dr. Schultz shall be eligible to receive the following cash bonuses: (i) 1.5% of SBIR funds awarded to the Company during the term of Dr. Schultz’s employment and before the term from January 1, 2018 to the Effective Date, and (ii) an annual milestone performance bonus as mutually agreed upon by Dr. Schultz and the board of directors, beginning with the 2021 calendar year. On March 1, 2021, Dr. Schultz’s annual base salary increased to $300,000.

Thijs Spoor Employment Agreement

On February 8, 2022 (the “Effective Date”), the Company entered into an employment agreement with its President and Chief Executive Officer, Johan (Thijs) Spoor. Mr. Spoor’s employment under the employment agreement is on an “at will” basis.

The employment agreement provides for an annual base salary of $510,000 and he will be eligible to receive an annual performance bonus of 50% of his base salary.

In addition, the employment agreement provides for an equity grant of 1,336,000 stock options (the “Initial Option Grant”) under the Company’s 2018 Equity Incentive Plan (the “Plan”), subject to board approval, which options shall vest as follows so long as Mr. Spoor is serving as Chief Executive Officer or President at such time: (i) 25% of the Initial Option Grant will vest upon the one year anniversary of Mr. Spoor’s continued service and (ii) the remaining 75% of the Initial Option Grant will vest monthly over the subsequent thirty-six months in equal installments (1/48th of the options grant each month).

The employment agreement also provides that Mr. Spoor, subject to board approval, shall be entitled to 445,333 stock options (the “Milestone Option Grant”) under the Plan, which vesting of the Milestone Option Grant shall occur immediately upon the achievement of certain Company milestones as follows: (i) 155,866 of the Milestone Option Grant (0.35% of the Company’s outstanding Common Stock, on a fully-diluted basis), if the cumulative gross proceeds from an equity financing is at least $20,000,000; (ii) 155,866 of the Milestone Option Grant (0.35% of the Company’s outstanding Common Stock, on a fully-diluted basis), upon the completion of enrollment in a Phase 2 clinical trial of any of the Company’s clinical assets; and (iii) 133,601 of the Milestone Option Grant (0.30% of the Company’s outstanding Common Stock, on a fully-diluted basis), upon the occurrence, as determined by the board of directors in its reasonable discretion, of the Company’s establishment of radiopharmaceutical product manufacturing capacity capable of supporting Phase 2 clinical trials in the United States and Europe.

The employment agreement also provides that on the Effective Date and subject to board approval, Mr. Spoor shall be entitled to 890,667 stock options (the “Valuation Option Grant”) under the Plan. For a period from the Effective Date and concluding upon Mr. Spoor’s third (3rd) year anniversary of employment with the Company, and as determined by the board of directors, vesting of the Valuation Option Grant shall occur immediately upon the attainment of a monetary valuation of the Company equal to or greater than $300,000,000.

The employment agreement provides for payments to Mr. Spoor upon termination of his employment only if such termination constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code. If the Company terminates Mr. Spoor’s employment without Cause, or Mr. Spoor terminates for Good Reason, as both terms are defined in the employment agreement, the Company shall pay to Mr. Spoor twelve (12) months of his base salary as severance.

Mr. Spoor entered into a Proprietary Information, Inventions and Non-Solicitation/Non-Competition Agreement simultaneously with entry into the employment agreement which includes non-compete and non-solicitation covenants for the duration of the term of the employment agreement and for a period of one year following the executive’s separation from the Company.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Note 14 - Income Taxes

The Company is subject to taxation at the federal and state level. At December 31, 2022 and 2021, the Company had no tax provision for either jurisdictions.

At December 31, 2022 and 2021, the Company had net deferred tax assets of approximately $7,039,000 and $2,796,000, respectively. As the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax asset, a valuation allowance of approximately $7,039,000 and $2,796,000, respectively, has been established at December 31, 2022 and 2021. The change in the valuation allowance in 2022 and 2021 was $4,243,000 and $2,567,000, respectively.

The significant components of the Company’s net deferred tax assets consisted of:

	December 31,	December 31,
	2022	2021
Gross deferred tax assets:
Net operating loss carry-forwards	$3,800,000	$2,416,000
Deferred tax assets:
Stock compensation	454,000	336,000
Intangibles	81,000	98,000
Research & Development Expennditures	2,754,000	-
Other	76,000	6,000
Deferred tax liabilities:
Stock compensation	-	-
Equipment	(117,000)	(49,000)
IRC Section 481(a) Adjustment	(5,000)	(11,000)
Other	(4,000)	-
	7,039,000	2,796,000
Less tax asset valuation allowance	(7,039,000)	(2,796,000)
Net deferred tax asset	$-	$-

Income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

	December 31,	December 31,
	2022	2021
Income taxes benefit at statutory rate	21%	21%
State income tax	7%	6%
Non-deductible expenses	(1% )	(4% )
Change in valuation allowance	(27% )	(23% )
	0%	0%

At December 31, 2022, the Company has gross net operating loss (“NOL”) carryforwards for federal and state income tax purposes of approximately $12,937,000 and $12,885,000, respectively. The federal NOL’s do not expire. The state NOL’s expire between the years 2038 and 2042. The Company’s ability to use its NOL carryforwards may be limited if it experiences an “ownership change” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended. An ownership change generally occurs if certain stockholders increase their aggregate percentage ownership of a corporation’s stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change.

At December 31, 2022 and 2021, the Company had taken no uncertain tax positions that would require disclosure under ASC 740, Accounting for Income Taxes.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

Note 15 - Agreement and Plan of Merger

On September 27, 2022, the Company entered into an Agreement and Plan of Merger by and among Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy, and Cameron Gray, as the representative of the Owners (as defined therein), as amended by the First Amendment to Agreement and Plan of Merger entered into by the parties on October 21, 2022. The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Viewpoint, with Viewpoint continuing as the surviving corporation as a wholly-owned subsidiary of Isoray. In connection with the Closing, at the effective time of the Merger, each issued and outstanding share of common stock of Viewpoint was converted into the right to receive (i) 3.1642 shares of Isoray common stock, rounded to the nearest whole share, (ii) any cash in lieu of fractional shares of Isoray common stock payable pursuant to the Merger Agreement, and (iii) any dividends or other distributions to which the holder thereof became entitled to upon the surrender of such shares of Viewpoint common stock. Other than as set forth in (ii) in the preceding sentence, no cash consideration was paid in connection with the Merger. In accordance with the foregoing and in connection with the Closing, Isoray, Inc. issued 136,545,075 shares of common stock, representing approximately 49% of the fully-diluted outstanding capital stock of the Company, to the stockholders of Viewpoint immediately prior to the Closing, with 10% of those shares being held in escrow by U.S. Bank National Association for the twelve-month period following the Closing pursuant to the terms of the Merger Agreement and an escrow agreement entered into among the Company, U.S. Bank and Cameron Gray. In accordance with the Merger Agreement, the Exchange Ratio was adjusted down from the original Exchange Ratio of 3.3212.

Additionally, at the effective time of the Merger, each option to acquire shares of Viewpoint common stock that was outstanding under any Viewpoint equity incentive plan immediately prior to the effective time, whether or not vested or exercisable, converted into an option to acquire shares of Isoray common stock, subject to the same terms and conditions as applied to the Viewpoint stock option, with the exception of the options of the directors of Viewpoint immediately prior to the Closing for whom the expiration date of such options was modified to the same expiration date of the options held by the current officers of the Company. Each Viewpoint stock option converted into an option to acquire that number of whole shares of Isoray common stock (rounded down to the nearest whole share) equal to the product of the number of shares of Viewpoint common stock subject to the stock option and the Exchange Ratio, at an exercise price per share of Isoray common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing the exercise price per share of Viewpoint common stock of such stock option by the Exchange Ratio; provided that the exercise price and the number of shares of Isoray common stock subject to the option shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and, in the case of Viewpoint stock options that were intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

The merger was completed on February 3, 2023 and the new combined entity changes its name to Perspective Therapeutics, Inc.

Note 16 - Risks and Uncertainties

The following risks and uncertainties may affect the Company’s business, financial condition and operations:

●    The Company is in the development stage of operations and has not started phase one of human clinical trials. In addition, currently the Company’s only source of revenue is federal grants relating to cancer research.

Viewpoint Molecular Targeting, Inc. Notes to Financial Statements, December 31, 2022 and 2021

●    The Company may require additional capital to grow the business.

●    The spread of COVID-19, a novel strain of coronavirus, is altering the behavior of businesses and people throughout the United States. The continued spread of COVID-19 may adversely impact the local, regional and national economies. The extent to which the coronavirus impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted. The impact is highly dependent on the breadth and duration of the outbreak and could be affected by other factors that cannot currently be predicted.

Note 17 - Subsequent Events

The Company has evaluated all subsequent events through April 14, 2023, the date the financial statements were available to be issued. Through this date, there were no events requiring disclosure.